Exhibit 10.02

AWARD AGREEMENT

This Award Agreement, including this Cover Page, the terms and conditions set forth below and Attachment A hereto (collectively, this “Agreement”), sets forth the terms of the Transformation Program Award (the “Award”) granted by Citigroup Inc. (“Citi”) to {NAME} (the “Participant”).

Summary of Principal Terms

Target Value	[•]
Award Date	November 1, 2021
Performance Periods (each, a “Performance Period”)
Three consecutive performance periods from August 1, 2021 through December 31, 2022 (“2022 Performance Period”), January 1, 2023 through December 31, 2023 (“2023 Performance Period”) and January 1, 2024 through December 31, 2024 (“2024 Performance Period”)

Payment Form	Cash
Employment Transfer and Termination	Participant’s entitlement to payment is subject to continued employment in Participant’s current position through each Scheduled Vesting Date
Notional Investment in Citigroup Inc. Common Stock
The payout for the 2024 Performance Period will be deemed to have been notionally invested in shares of Common Stock of Citigroup Inc. (“Shares”) from the Award Date through the relevant Scheduled Vesting Date

	2022 Performance Period	2023 Performance Period	2024 Performance Period
Portion of Target Value that May Be Earned (each a “Performance Period Percentage”)	25%	25%	50%
Scheduled Vesting Dates	February 20, 2023 (the “2023 Scheduled Vesting Date”)	February 20, 2024 (the “2024 Scheduled Vesting Date”)	February 20, 2025 (the “2025 Scheduled Vesting Date”)
Performance Metrics	Attachment A hereto, as updated from time to time, sets forth the performance metrics and any prescribed process for determining the “Performance Achievement Percentage” for each Performance Period

Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.    PARTICIPANT

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

Cover Page

TERMS AND CONDITIONS
1.Earned Portion of Award. The earned portion of the Award for each Performance Period shall be equal to the product of (x) the Target Value, (y) the applicable Performance Period Percentage and (z) the applicable Performance Achievement Percentage. Such product (adjusted as provided in Section 2 hereof for the 2024 Performance Period) shall hereinafter be referred to as the “Accrued Amount”.
2.Adjustment to Reflect Notional Earnings. The product determined in Section 1 hereof for the 2024 Performance Period will be adjusted to reflect notional investment in Shares from the Award Date through the 2025 Scheduled Vesting Date (the “Notional Investment Period”), including the crediting of dividend equivalents with respect to regular cash dividends the ex-dividend date for which occurs during the Notional Investment Period, provided that for purposes of such calculation dividends paid on Shares shall not be deemed to be invested or to accrue interest. For this purpose, the value of a Share on the Award Date and on the 2025 Scheduled Vesting Date shall be equal to the average of the closing prices of a Share on the New York Stock Exchange on each of the five trading days preceding November 1, 2021 and February 20, 2025, respectively.
3.Payment of Accrued Amounts. Subject to the Participant’s satisfaction of the settlement and other conditions set forth in Sections 5 and 6 of this Agreement for the applicable Performance Period:
(a)the Accrued Amount, if any, for the 2022 Performance Period shall be paid to the Participant as a lump sum cash payment as soon as administratively practicable (but not more than 60 days) after the 2023 Scheduled Vesting Date;
(b)the Accrued Amount, if any, for the 2023 Performance Period shall be paid to the Participant as a lump sum cash payment as soon as administratively practicable (but not more than 60 days) after the 2024 Scheduled Vesting Date; and
(c) the Accrued Amount, if any, for the 2024 Performance Period shall be paid to the Participant as a lump sum cash payment as soon as administratively practicable (but not more than 60 days) after the 2025 Scheduled Vesting Date.
4.Participant Acknowledgements.
PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH THE OPPORTUNITY TO REVIEW THIS AGREEMENT FOR NO FEWER THAN FOURTEEN BUSINESS DAYS, HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL AND HAS READ THIS AGREEMENT CAREFULLY PRIOR TO ACCEPTING THE AWARD

In addition, Participant acknowledges and agrees that:

(a)no portion of the Award will be deemed to have been earned by you, or to have been vested or accrued or to give rise to any right whatsoever, to any extent and for any purpose, if you voluntarily terminate your employment with the Company prior to an applicable Scheduled Vesting Date, insofar as your continued service for the Company (as defined below) through the Scheduled Vesting Date is a condition to the existence of any such right, and no portion of the Award shall be deemed to have been fully earned for any purpose unless and until the rights of the Company to claw back such portion as set forth herein have lapsed;
(b)the Award will be canceled in accordance with the terms of this Agreement if the settlement conditions set forth herein are not satisfied;
(c)amounts paid in settlement of the Award are subject to repayment in the circumstances and pursuant to the terms set forth herein;
(d)neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements;
(e)any monetary value assigned to the Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant;

(f)Participant had no right to receive the Award and receipt of the Award is neither an indication nor a guarantee that an incentive or deferred compensation award of any type or amount will be made in the future;
(g)the official language of this Agreement is English, which official language will govern the interpretation of this Agreement, notwithstanding that unofficial translations of this Agreement to a different language may have been made available to Participant; and
(h)the currency in which the Award is denominated or paid, and any required tax withholding and reporting will be determined by the Personnel and Compensation Committee of the Citi Board of Directors or any person having delegated authority from the Committee over the administration of the Award (the “Committee”).
5.Employment Transfers, Terminations and Other Changes in Status. Participant’s entitlement to payment in settlement of the Accrued Amount, if any, for each Performance Period set forth in Section 3 hereof is subject to the continued employment of the Participant by Citi or one of its subsidiaries (the “Company”) in the position and status occupied by the Participant on the Award Date through the applicable Scheduled Vesting Date and the satisfaction of each of the Settlement Conditions (as defined in Subsection 6(a) below) with respect to such Performance Period. Any exception to the preceding sentence shall require an amendment to this Agreement, which amendment is required to specifically refer to Subsection 10(b) hereof to be effective.
6.Cancellation and Clawback.
(a)Notwithstanding anything in this Agreement to the contrary:
(x)    If any of the conditions to settlement set forth in Subsections 6(a)(i) through 6(a)(iii) hereof (the “Settlement Conditions”) are not satisfied as of the applicable Schedule Vesting Date, the Award shall be cancelled and upon cancellation of the Award the Participant shall cease to have any rights with respect thereto; and
(y)    the Committee may suspend the settlement of the Award, or any portion thereof, in connection with an investigation or review of the Participant or any event or circumstance that may give rise to a failure of a Settlement Condition to be satisfied or other similar circumstance, in each such case as determined by the Committee, in which case the Committee shall determine as soon as practicable following the completion of such investigation or review whether the Award, to the extent settlement was suspended, is eligible for settlement or shall be cancelled.
The Settlement Conditions do not change while the Award is outstanding, regardless of Participant’s status as an active or terminated employee or other change in employment status, or because Participant transfers employment within Citi.
i.Generally Applicable Additional Settlement Condition (Citi Clawback). Settlement of each portion of the Award is conditioned on (x) the Committee not having determined that Participant (1) received the Award based on materially inaccurate publicly reported financial statements, (2) knowingly provided materially inaccurate information relating to publicly reported financial statements, (3) materially violated any risk limits established or revised by senior management and/or risk management, or (4) has engaged in Gross Misconduct (as defined below) it being understood that such definition shall be applied regardless of whether the Company knows of such conduct, or the facts giving rise thereto, prior to the termination of Participant’s employment with the Company or whether Participant’s termination of employment relates to such conduct or facts and (y) the Participant not having materially breached any Post-Employment Covenant (as defined below).
ii.Additional Settlement Condition (General Clawback). Settlement of each portion of the Award is conditioned on the Committee not having determined that Participant (1) engaged in behavior (i) constituting “misconduct” within the meaning of the Global Disciplinary Review Policy (“GDRP”); (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could reasonably be expected to result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant (clauses (i) through (iii) hereinafter referred to collectively as “Inappropriate Conduct”); or (2) failed to properly supervise or monitor individuals engaging in, or to properly escalate, in accordance with the Company’s policies, Inappropriate Conduct.

iii.Material Adverse Outcome Settlement Condition (MAO). Settlement of the Award is subject to the condition that the Committee may cancel any outstanding portion of the Deferred Cash Award if it determines that Participant has had significant responsibility, whether of a supervisory or direct nature for a material adverse outcome, whether of a supervisory or direct nature for a material adverse outcome, whether financial, reputational or otherwise for the Company or any of its businesses or functions. The Committee has the authority to determine and define “significant responsibility” and “material adverse outcome”.
(b)If it is determined by the Committee not later than three years following the settlement of any portion of the Award (whether following an investigation or otherwise) that any Settlement Condition that was treated as satisfied on a Schedule Vesting Date in connection with the settlement of such portion was, in fact, not satisfied, Participant is obligated upon demand, to pay to Citi the amount of any cash paid in connection with such settlement, without reduction for any cash withheld to satisfy withholding tax or other obligations in connection with such settlement. No portion of the Award shall be deemed to have been fully earned for any purpose unless and until the rights of Citi to claw back such portion under this Subsection 6(b) has lapsed. Participant agrees that the Company may, to the extent determined by the Committee to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds or securities otherwise payable to Participant pursuant to the Award or any award under any award program administered by the Company to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, clawback or other repayment obligations under this Agreement or any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain any funds or securities described in this Subsection 6(b), or set-off obligations or liabilities described in this Subsection, as described above, until such time as they would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off any such obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.
(c)For purposes of this Agreement, “Gross Misconduct” means (1) competition by the Participant during employment by the Company with the Company’s business operations, (2) “gross misconduct” within the meaning of the GDRP, or (3) any circumstance in which Participant (i) is subject to an action taken by a regulatory body or a self-regulatory organization (“SRO”) as a result of his or her act or omission which substantially impairs him or her from performing his or her Company duties; (ii) is materially dishonest in connection with his or her employment by the Company; (iii) breaches his or her fiduciary duty of loyalty to the Company, including but not limited to a breach of an agreement to not solicit Company employees or customers or a breach of an agreement relating to confidential information or intellectual property, regardless of whether that breach occurs during or after employment with the Company; (iv) materially breaches the terms of any offer letter, separation agreement, or other agreement with the Company or breaches the Company’s Code of Conduct, or materially breaches any other material Company policy (including but not limited to material compliance, control, risk or employment policies); (v) violates any securities or banking law, rule or regulation or the constitution, by-laws, rules or regulations of a regulatory authority or SRO while employed by the Company; (vi) fails to remain licensed to perform his or her Company duties; or (vii) is convicted of a felony or a crime of breach of trust, money laundering or dishonesty, or participates in a pre-trial diversion program after being charged or indicted for a felony or such crime, in each case of clauses (i) through (vii) above as determined by the Committee.
(d)For purposes of this Agreement, “Post-Employment Covenant” means the following agreements:
i.Solicitation of Employees and Clients. If Participant is subject to the Employment Termination Notice and Nonsolicitation Policy for U.S. Employees (“Notice Policy”), Participant agrees to the nonsolication obligation described in the Notice Policy. If Participant is not subject to the Notice Policy then for the one-year period following the date Participant’s employment with the Company terminates, to the extent permitted by law, Participant agrees that he will not (a) engage in any conduct, either individually or in concert with a third party, which, directly or indirectly, causes or attempts to cause any employee to leave the employment of the Company regardless of whether the solicitation for employment originates from the Company employee, or hire, or participate directly or indirectly in the hiring of, on his own behalf or on behalf of another person, any person who is or, during the preceding six months was, an employee of the Company, or (b) directly or indirectly, induce or otherwise counsel, advise, encourage or solicit, including through the use of social media, any client of the Company whom Participant serviced or had substantial contact during his employment to terminate its relationship with the Company or to transfer assets away from or otherwise reduce its business with the Company.
ii.Cooperation. Upon reasonable request, the Participant shall make himself available to the Company to furnish full and truthful information concerning any event which took place during Participant’s employment. Upon reasonable request, as deemed necessary by the Company, the Participant shall make himself available to the Company to furnish full and truthful consultations concerning any potential or actual litigation. Participant shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse Participant for the reasonable cost of all Participant’s travel, lodging, meals and any loss of compensation suffered by Participant from his current employer as a result of time spent furnishing information.
7.Transferability.
(a)    Transfers by Participant. The Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Award nor any interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancellation of the Award. During Participant’s lifetime, all rights with respect to the Award will be exercisable only by Participant, and any and all payments in respect of the Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(b)    Transfers by the Company. Citi may assign the legal obligation to pay Participant’s Accrued Award to Participant’s employer without the consent of Participant.

8.Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citi may be required to deliver (including, but not limited to, brochures, grant or award notifications and agreements, account statements, and all other forms or communications) in connection with the Award. Electronic delivery of a document to Participant may be via a secure internet site to which Participant has access.
9.Administration. The Award is granted pursuant to, and subject to the terms of, the Citigroup Inc. Deferred Cash Award Plan, as amended and restated effective as of January 1, 2015. The Committee has sole, final and binding exclusive discretionary authority to (x) make findings of fact, interpretations, calculations, conclusions and other determinations under or with respect to the Plan or relating in any way to the Award and (y) establish and operationalize administrative procedures to implement the terms of the Award.
10.Adjustments to Awards.
(a)    Capital Structure. In the event of any change in the capitalization of Citi on account of (i) an extraordinary dividend, stock dividend, stock split, reverse stock split or similar equity restructuring; or (ii) a combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture, acquisition or distribution (other than ordinary cash dividends) of assets to stockholders, or other similar event affecting Citigroup’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee will make appropriate equitable adjustments to the Award, which adjustments will not require the consent of Participant.

    (b)    Modifications. The Committee retains the right to modify the Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without the consent of Participant. Citi will furnish or make available to Participant a written notice of any modification through a brochure supplement or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement or the Plan will not be effective without Participant’s written consent, it being understood and agreed that, as provided above and consistent with Section 6.01 of the Plan, Attachment A may be updated from time to time without the consent of Participant. Any amendment to this Agreement by mutual consent of the parties hereto shall be required to be set forth in a writing signed by both parties hereto that specifically refers to this Subsection 10(b).

(c)    Adverse Consequences. Neither the Committee nor Citi will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to the Award.

11.Taxes and Tax Residency Status.
(a)    Compliance. By accepting the Award, Participant agrees to pay all applicable taxes and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citi in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Award until the vesting of the Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citi during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancellation if Participant fails to make any such required tax payment.

(b)    Withholding. To the extent the Company is required to withhold tax in any jurisdiction or withholds hypothetical tax under a Citi Expatriate Policy, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law and Participant will be paid the net after-tax amount.

12.Entire Agreement; No Right to Employment. The terms of the Plan are incorporated by reference herein and are applicable to the Award as if set forth herein. The Plan and this Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.
13.Compliance with Regulatory Requirements. The Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.
14.Section 409A and Section 457A Compliance.
(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he could be subject to adverse tax consequences if the Award and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award. However, Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. This Agreement may not be amended, nor may the Award be administered, to provide for any payment of the Award to occur upon any event that would constitute a

“separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

15.Arbitration; Conflict; Governing Law; Severability.
(a)    Arbitration. Any disputes related to the Award will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. In the event of a conflict between this Agreement and the DCAP plan document, the DCAP plan document will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. Participant understands and acknowledges that the Company is subject to regulations that concern sound incentive compensation practices and that the terms set forth herein, including without limitation Section 6 hereof, are included herein in response to such regulations. Therefore, the terms of this Agreement are intended not to be severable, so that if any provision of this Agreement, including without limitation any portion of Section 6 hereof, is held void, unlawful, or unenforceable under any applicable statute or other controlling law (1) the remainder of this Agreement, including in particular but without limitation the obligations of the Company in respect of settlement of the Award, will be deemed to be unenforceable and (2) any amount previously paid or distributed in settlement of the Award shall be considered to have been distributed in error and Participant shall repay or return such payment or distribution in accordance with Section 6(b) hereof.

16.Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)    Definition and Use of “Personal Information.” In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that Citi may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his or her personal information, and may correct or update such information, by contacting his or her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed)

Participant from Participant’s country of employment to other Citi entities and third parties located in the U.S. and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to: (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the U.S.; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his or her superiors; (iv) the Committee or its designee, which is responsible for administering the DIRAP and the Award; (v) Citi’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)    Participant’s Consent. BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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Attachment A

PERFORMANCE METRICS

Ensuring suitable transformation plans to the OCC and FRB

Timely execution of required compensating measures
•Milestone Execution
•% of milestones past due
•% of milestones at risk
•% of milestones considered business complete (not yet IA validated)

Execution Quality
•% of CAPs / milestones passing IA validation
•% of CAPs / milestones passing IA validation by clause

Additional individual metrics will be evaluated such as demonstrable leadership of all job specific aspects of the Transformation. Individual leadership performance beyond the transformation also will be considered. Eligible participants will see the outcome of all metrics at the end of each program period.

*For employees in Audit and Risk, all performance metric outcomes will and subsequent awarded value will be subject to review and adjustment by the [Risk/Audit] Committee of the Citi Board of Directors to reflect its assessment of your individual performance.